Exhibit 99.1

News Release

UNITED

Worldwide Communications:

Media Relations Office: 847.700.5538

Evenings/Weekends: 847.700.4088

FOR IMMEDIATE RELEASE

UAL CORP. FILES FOR CHAPTER 11 REORGANIZATION

Company to Transform its Business through Reorganization

Maintains Worldwide Operations and Customer Programs

Receives Commitment for $1.5 Billion in DIP Financing

CHICAGO - December 9, 2002 - UAL Corp. (NYSE: UAL), the parent company of United Airlines, today announced it and certain of its U.S. subsidiaries have filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Illinois, Eastern Division in Chicago.  The Chapter 11 process will facilitate UAL's restructuring which is designed to restore the company to long-term financial health while operating in the normal course of business.

UAL said that during its Chapter 11 case, it will maintain its ability to continue its global operations and continue its long-standing commitment to its customers, safety and reliability.  Chapter 11 permits a company to continue operations in the normal course while it develops a plan of reorganization to address its existing debt, capital and cost structures.

Glenn F. Tilton, chairman, president and chief executive officer of UAL, said, "United Airlines will continue to provide customers with the same experience and level of service they have come to expect. We stand by our commitment to provide customers with convenient schedules, quality onboard services and the most extensive route network in the U.S. and abroad.  Most importantly, throughout this process, customer safety will continue to be our number one priority.  We have a solid record as a safe and reliable airline, and we intend to maintain and build upon that record."

UAL stressed that it is business as usual and that current and future tickets on United flights will be honored, and United will continue to participate fully in the Star Alliance.  Mileage Plus participants continue to be able to accrue and redeem mileage on United and all partner airlines.  The company said that its other code-share agreements will not be affected by the filing.  Red Carpet Clubs remain open and ready to serve customers.

To ensure the smooth operation of the airline, the company said that it has requested relief from the bankruptcy court allowing it to, among other things, continue customer programs including Mileage Plus and Red Carpet Clubs, continue making regular and timely payments to fuel vendors, hotels and other services, obtain debtor-in-possession financing, assume clearinghouse and interline contracts and pay employee salaries, wages and benefits without interruption.

UAL reported that in conjunction with its filing, it has arranged commitments for $1.5 billion in debtor-in-possession (DIP) financing.  The DIP financing is structured as a $300 million facility from Bank One and a $1.2 billion facility from a group that is led by J.P. Morgan Chase and Citibank, and includes CIT Group and Bank One.   Access to $700 million of the $1.2 billion facility is subject to certain terms of the facility.  Such terms require that the company achieve performance milestones under its business plan, which include substantial cost savings in the near term.  In addition to approximately $800 million in unrestricted cash-on-hand, the DIP financing will provide adequate liquidity to meet the anticipated needs of UAL and all of its operating units to continue normal operations throughout the Chapter 11 process.

Included in the filing are UAL Corp., United Airlines, Inc. and twenty-six other direct and indirect U.S. subsidiaries.

Tilton continued, "We have begun the hard work of transforming our airline, and over the last several months have made progress in responding more effectively to changes in the marketplace and reducing the size of our airline to match demand.  However, at this stage, reorganization through Chapter 11 offers the best way to provide uninterrupted service to our customers around the world, safeguard the value of our businesses and assets, and, ultimately, emerge as a stronger, healthier and more competitive airline."

Using Chapter 11 to Strengthen Our Future

Since the tragic events of September 11, 2001 and the slowdown of the economy, United has faced significant financial and operational challenges.  Changes in consumer behavior, particularly the reduction in business travel and the changes in business travel patterns, have led to a significant decline in revenues for United.  Additionally, the company faced $875 million in debt maturities due during the fourth quarter of 2002.  Given the changed operating environment, UAL determined that it had to implement far-reaching changes to its business to secure its position as a leading global airline.

The company said that the Chapter 11 process is the best means to facilitate the implementation of necessary changes to the business to bring costs and operations in line with the new business environment.  Additionally, Chapter 11 gives the company access to new capital through DIP financing not otherwise available.

Over the coming months, UAL will work with its creditors, union leaders, employee groups and other stakeholders to develop a plan of reorganization that will serve as a roadmap for United's future.  United's costs are among the highest in the industry and the company faces costly, restrictive work rules.  The company said that it will look at every aspect of its operations - including work rules, fleet mix and routes - and make changes that will ensure United continues to be a major player in the global airline industry.  The company said that although its restructuring may result in route or service changes, it is committed to remaining a full service global airline and a key member of the Star Alliance, the world's most extensive airline alliance.  UAL's plan of reorganization will be filed with the court at a later date.

Tilton continued, "During the Chapter 11 process, we will go further and deeper in our efforts to reduce our costs.  We are developing a very compelling plan of reorganization that will enable us to successfully emerge as a stronger company with a competitive cost structure.  It is our goal to complete this process within 18 months.  I am confident that we can restore profitability and reestablish United as the world's premier global carrier.  Our best days are ahead of us."

UAL's legal counsel is Kirkland & Ellis.  Rothschild Inc. is providing UAL with financial advisory services.

About UAL

United Airlines operates nearly 1,800 flights a day on a route network that spans the globe.  News releases and other information about United Airlines can be found at the company's website at www.united.com.

Certain of the information contained in this press release should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect UAL's current views with respect to certain current and future events and financial performance.  Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of UAL and its subsidiaries that may cause the actual results of the companies to be materially different from any future results expressed or implied in such forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to continue as going concerns; the ability of the companies to operate pursuant to the terms of the debtor-in-possession facility; the companies' ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the companies to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the companies to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies' ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the companies' liquidity or results of operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; demand for transportation in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs; financing costs; the costs and availability of aircraft insurance; aviation fuel costs; security-related costs; competitive pressures on pricing (particularly from lower-cost competitors); weather conditions; government legislation and regulation; consumer perceptions of the companies' products; and other risks and uncertainties set forth from time to time in UAL's reports to the United States Securities and Exchange Commission.

# # #